ENCAP INVESTMENTS L.C.
                            1100 Louisiana Street
                                   Suite 3150
                            Houston, Texas  77002
                              Tel: (713) 659-6100
                              Fax: (713) 659-6130


October 26, 1995



Mr. Marsden W. Miller, Jr.
Chairman, C.E.O.
XCL Ltd.
110 Rue Jean Lafitte
Lafayette, LA 70508

Re:  Past Fee Arrangements and European Equity Offering

Dear Bill:

EnCap Investments L.C. (EnCap) has been a large supporter of XCL and is pleased that you have selected Rauscher Pierce & Clark to privately place $2 million to $5 million of XCL common stock in Europe. Rauscher Pierce & Clark will have its own fee arrangement with XCL of which EnCap will not be a party. However, EnCap has acted as a finder for XCL in identifying Rauscher Pierce & Clark as the broker for this transaction and EnCap will act as XCL's financial advisor during this offering.

Additionally, XCL and EnCap have had a series of letter agreements between the parties for past transactions including the purchase by Apache of additional interest in Zhao Dong Block. However, this letter will supersede all the past fee agreements as set forth in those letters except should Apache purchase the Berry Cox Field, XCL would owe to EnCap a fee of one percent(1%) of the purchase price. Further, all indemnities contained in those letters will remain in full force and effect.

This fee arrangement will be in two parts - the first part sets forth what EnCap has already earned and is presently due. The second part of this agreement sets forth compensation to be earned by EnCap in its capacity as finder and financial advisor in the Rauscher Pierce European equity offering.

First, upon execution of this letter agreement, XCL agrees to pay to EnCap 50,000 shares of common stock. These common shares will be unregistered but EnCap will be entitled to free piggy-back registration rights on those shares. Secondly, the provisions in EnCap's existing 500,000 warrants of XCL stock relating to the exercise price and the length of time the warrants may be exercised will be adjusted to reflect the comparable provisions in the Rauscher Pierce commission warrants (anticipated to be $.50 per share and five year warrants). These warrants will be subject to the same $ 1.25 forced conversion feature which the Rauscher Pierce warrants will have. Should the European offering not proceed or should it fail, EnCap will still retain the 500,000 five year warrants at a price of $.50 per share and the $ 1.25 forced conversion feature will be in effect. Additionally, XCL will keep 500,000 shares of its common stock registered and available to be issued to EnCap upon exercise of the warrants.

Second, EnCap will be entitled to a cash fee of one and one half percent (1.5%) of the proceeds raised in this contemplated European equity offering and a stock fee of four percent (4%) based on the proceeds raised payable in unregistered XCL common stock. The number of shares to be paid to EnCap will be the fee percentage multiplied by the gross proceeds raised divided by the closing price of XCL's common stock at the close of business on the day of the European funding. The stock will have free piggyback rights.

Finally, XCL agrees to pay all reasonable out of pocket expenses incurred by EnCap in this offering including travel expenses on a European road show and a due diligence trip to China by Gary Petersen.

In connection with the role of EnCap set forth in this letter, XCL hereby agrees to indemnify and hold EnCap and its shareholders, directors officers, employees, affiliates, agents and representatives (the "indemnified Parties") harmless from and against any and all losses, claims, damages, liabilities including all expenses, such as without limitation, fees and disbursements of counsel reasonable incurred by an Indemnified Party in connection with the preparation for or investigation or defense of any claim, action of proceeding whether or not resulting in any liability to which any Indemnified Party may become subject as a result of any action or claim in connection with the services provided by EnCap hereunder; provided, that XCL shall not be obligated to any Indemnified Party in any such case to the extent that any such loss, claim, damage or liability is found in a final judgement by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party. The terms of this paragraph shall survive the termination of this Agreement and shall be effective regardless of whether any definitive agreements of other documents are executed.

If the foregoing is in accordance with our understanding, kindly confirm your acceptance and agreement by signing and returning the enclosed duplicate of this letter, which will thereupon constitute a binding agreement between us.

Very truly yours,


/s/ Gary R. Petersen
--------------------
Gary R. Petersen
Managing Director


Agreed and accepted
this 3rd day of November, 1995.


/s/ Marsden W. Miller, Jr.
--------------------------
Marsden W. Miller, Jr.
Chairman and CEO